Exhibit 10.38

2019 Incentive Awards

THE WESTERN UNION COMPANY
Incentive Award Acceptance Agreement

Pursuant to The Western Union Company Senior Executive Performance Incentive Plan (the “Plan”),  __________ (“the Participant”) has been identified as eligible to participate in the Plan for the Performance Period set forth below and has been determined to be eligible to receive the Incentive Award described below.  Certain terms and conditions of the Incentive Award are set forth immediately below in this Incentive Award Acceptance Agreement.  Other terms and conditions are set forth in the Incentive Award Agreement which is appended to this Incentive Award Acceptance Agreement.  The Incentive Award Acceptance Agreement and the Incentive Award Agreement are together the “Agreement” which is made and entered into between The Western Union Company, a Delaware corporation (“the Company”), and the Participant as of the beginning of the Performance Period set forth below.  Capitalized terms not otherwise defined in this Incentive Award Acceptance Agreement are defined in the Plan or the Incentive Award Agreement.

Target Award:	______
Performance Period:	January 1, 2019 – December 31, 2019
Vesting Date:

Employment with the Company on the date on which the Incentive Award is paid to the Participant is a condition precedent to receipt of any portion of a

bonus under the Plan (subject to the terms of The Western Union Company Severance/Change in Control Policy (Executive Committee Level).

The Participant acknowledges receipt of copies of the Incentive Award Agreement, the Company’s Severance/Change in Control Policy (Executive Committee Level) (the “Severance/Change in Control Policy”), the Company Clawback’s Policy (the “Clawback Policy”), the clawback policy adopted by the Company to comply with Paragraph 7 of the Enhanced Compliance Undertaking of the “Joint Settlement Agreements” as defined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “Compliance Clawback Policy”),  and the Plan (which are incorporated by reference and made a part hereof) and agrees to abide by all of the terms and conditions of the Incentive Award Agreement, the Severance/Change in Control Policy, the Clawback Policy, the Compliance Clawback Policy, and the Plan.

In witness whereof, the parties have executed the Agreement as of __________ ___, 2019.

THE WESTERN UNION COMPANY,
a Delaware corporation

By:
Name:
Title:

Agreed and Accepted:

Participant

2019 Incentive Awards

INCENTIVE AWARD AGREEMENT
THE WESTERN UNION COMPANY
SENIOR EXECUTIVE PERFORMANCE INCENTIVE PLAN

Pursuant to the provisions of The Western Union Company Senior Executive Performance Incentive Plan (the “Plan”), ____________ (the “Participant”),  has been identified as eligible to participate in the Plan for the Performance Period set forth in the Incentive Award Acceptance Agreement and has been determined to be eligible to receive an Incentive Award (the “Award”), upon and subject to the restrictions, terms and conditions set forth in the Incentive Award Acceptance Agreement, the Plan and below.  Capitalized terms not defined herein shall have the meanings specified in the Plan or the Incentive Award Acceptance Agreement.

1. Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Participant accepts this Agreement by executing the Incentive Award Acceptance Agreement and returning it to the Company at such time as shall be satisfactory to the Company.

2. Service Vesting Requirement.  Except as otherwise determined by the Committee or pursuant to the Severance/Change in Control Policy, if the Participant’s employment in his or her current position with the Company terminates for any reason prior to the date set forth in the Incentive Award Acceptance Agreement (the “Vesting Date”), the Participant shall not be entitled to receive the Incentive Award.

3. Committee Discretion.  Notwithstanding anything herein to the contrary, in all cases, the Committee shall have the sole and absolute discretion, taking into account such factors as the Committee deems appropriate, including the terms and conditions of Exhibit A hereto, to determine the amount of the Award payable to the Participant or to decide that no payment shall be made; provided, that if the Participant has failed to meet the threshold standard under the evaluation criteria established by the Company to comply with Paragraph 6 of the Enhanced Compliance Undertaking of the Joint Settlement Agreements (the “Compliance Gateway”),  the Participant will receive no payment under this Award.  Provided that the Compliance Gateway has been met, nothing in the preceding sentence shall limit the Committee’s further consideration of the Participant’s performance on the compliance criteria set forth in Exhibit A in exercising its discretion in determining the amount of any Award payable to the Participant.

4. Payment.  If the Committee determines that the applicable Performance Measures have been achieved and has determined the amount and approved the payment of the Award to the Participant, the Participant shall receive, not later than the March 15th (March 31, in the case of a Participant who is not a United States taxpayer) following the end of the year in which the Performance Period ends, a lump sum cash payment from the Company in an amount equal to the Award determined by the Committee, unless the Participant is eligible to and elects to defer a permissible portion of the Award into The Western Union Company Supplemental Incentive Savings Plan (“SISP”) by an election made no later than six months prior to end of the Performance Period.  All payments under this Agreement are intended to be exempt from

Section 409A of the Code as “short-term deferrals,” within the meaning of Treasury regulations promulgated under Section 409A of the Code.

5. Withholding and Other Authorized Deductions.  All payments under this Agreement are subject to withholding of any federal, state, local or other income, social insurance, payroll or other tax-related items and other authorized deductions, which may be required to be withheld or paid in connection with such Award.

6. Award Confers No Rights to Continued Employment.  In no event shall the Participant’s eligibility for the Award or its acceptance by the Participant give or be deemed to give the Participant any right to continued employment by the Company, or any subsidiary or affiliate of the Company.

7. Nontransferability of Award.  The Award and any rights thereunder shall not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.

8. Agreement Subject to the Plan.  This Agreement is subject to the provisions of the Plan, the Severance/Change in Control Policy,  the Clawback Policy, and the Compliance Clawback Policy and shall be interpreted in accordance therewith.  The Participant hereby acknowledges receipt of a copy of the Plan, the Severance/Change in Control Policy, the Clawback Policy, and the Compliance Clawback Policy.

9. Meaning of Certain Terms. As used herein, employment by the Company shall include employment by a subsidiary or an affiliate of the Company, as determined by the Committee.

10. Administration.  The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

11. Amendment and Termination. The Committee may at any time amend or terminate the Plan. The Committee may, in its sole discretion, reduce or eliminate the Award at any time and for any reason.

12. Special 409A Provisions.  Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to Section 409A of the Code and if such payment is to be paid on account of the Participant’s separation from service (within the meaning of Section 409A of the Code), if the Participant is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), and if any such payment otherwise is required to be made prior to the first day of the seventh month following the Participant’s separation from service, such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service.  To the extent that any payments or benefits under this Agreement are subject to Section 409A of the Code and are paid or provided on account of the Participant’s termination of employment, the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with Section 409A and the guidance issued thereunder.  In addition, to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code, and (ii) such payment is conditioned upon Participant’s execution of a release and is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, such payment shall be paid or provided in the later of the two taxable years.

13. Governing Law.  This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the conflicts of laws principles.

14. Statute of Limitations.  Any action, claim or lawsuit relating to this Agreement must be filed no more than six months after the date of the event that is the subject of the action, claim or lawsuit.  The Participant voluntarily waives any statute of limitations to the contrary.

15. Clawback Policies.  Notwithstanding anything in this Agreement to the contrary, this Award and any related payment, are subject to the provisions of (i) the Clawback Policy, (ii) the Compliance Clawback Policy, and (iii) any modification to the foregoing clawback policies or any other clawback policy of the Company adopted to comply with applicable laws, rules, regulations or governmental orders or judgments.